Exhibit 10.1

SECOND AMENDMENT TO

AMENDED AND RESTATED SENIOR UNSECURED CREDIT AGREEMENT

FOR LASALLE HOTEL OPERATING PARTNERSHIP, L.P.

This Second Amendment to Amended and Restated Senior Unsecured Credit Agreement (the “Amendment”) by and among LASALLE HOTEL OPERATING PARTNERSHIP, L.P. (the “Borrower”), the Banks party hereto, and BANK OF MONTREAL, CHICAGO BRANCH, as Administrative Agent, is dated as of April 13, 2007.

PRELIMINARY STATEMENTS

A. The Borrower, the Banks party thereto, Bank of Montreal, Chicago Branch, as Administrative Agent, and Bank of America, N.A., as Syndication Agent, are party to that certain Amended and Restated Senior Unsecured Credit Agreement, dated as of June 9, 2005 (as amended, the “Credit Agreement”).

B. The Borrower has requested that the Banks increase the maximum potential Total Commitments, extend the Maturity Date, and amend certain others terms of the Credit Agreement, and the Lenders are willing to do so under the terms and conditions set forth in this Amendment.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

1. General. All terms used herein that are not otherwise specifically defined herein shall have the same meaning herein as defined in the Credit Agreement.

2. Representations. In order to induce the Lenders to enter into this Amendment, the Borrower hereby makes the following representations and warranties to the Banks: (i) all representations and warranties set forth in Article IV of the Credit Agreement are true and correct in all material respects; and (ii) no Default or Event of Default has occurred and is continuing under the Credit Agreement.

3. Amendments.

(a) Subsection (ii) in the second sentence of the first paragraph of the section headed “Witnesseth That” in the Credit Agreement is deleted in its entirety and replaced with the following new subsection (ii):

(ii) allow the Borrower to request that the Total Commitments be increased to $450,000,000,

(b) The definitions of “Capitalization Rate”, “LIBOR”, “Maturity Date”, “Minimum Tangible Net Worth, and “Status” in Section 1.01 of the Credit Agreement are deleted in their entirety and replaced with the following definitions:

“Capitalization Rate” means 8.25%.

“LIBOR” means, for the Interest Period for each LIBOR Advance comprising part of the same Borrowing, an interest rate per annum equal to (A) the rate per annum (rounded upwards, if necessary, to the nearest 1/100 of 1%) for deposits in Dollars for a period equal to such Interest Period that appears on the Reuters Screen LIBOR01 Page as of 11:00 a.m. (London time) two (2) Business Days before the first day of such Interest Period, provided that, if such rate is not available for any reason, the rate for this clause (A) shall be the rate per annum (rounded upwards, if necessary, to the nearest 1/100 of 1%) at which deposits in Dollars are offered by the Administrative Agent to leading banks and accepted by leading banks in the London interbank eurodollar market at approximately 12:00 Noon (London time) two (2) Business Days before the first day of such Interest Period, in an amount substantially equal to the Administrative Agent’s LIBOR Advance comprising part of such Borrowing and for a period equal to such Interest Period divided by (B) one minus the LIBOR Reserve Requirement. It is agreed that for purposes of this definition, LIBOR Advances made hereunder shall be deemed to constitute Eurocurrency Liabilities as defined in Regulation D and to be subject to the reserve requirements of Regulation D.

“Maturity Date” means April 13, 2011; as such date may be extended pursuant to the provisions of Section 1.07.

“Minimum Tangible Net Worth” means, with respect to the Parent, at any time, the sum of (a) $800,000,000 plus (b) 75% of the aggregate net proceeds received by the Parent or any of its Subsidiaries after the Second Amendment Effective Date in connection with any offering of Stock or Stock Equivalents of the Parent or its Subsidiaries; provided however, that any such net proceeds used solely for the purpose of redeeming the Parent’s preferred stock shall not be included in such sum.

“Status” means the existence of Level I Status, Level II Status, Level III Status, or Level IV Status as the case may be. As used in this definition:

“Level I Status” exists at any date if, at such date, the Leverage Ratio is less than or equal to 4.00 to 1.00;

“Level II Status” exists at any date if, at such date, the Leverage Ratio is greater than 4.00 to 1.00 but less than or equal to 5.00 to 1.00;

“Level III Status” exists at any date if, at such date, the Leverage Ratio is greater than 5.00 to 1.00 but less than or equal to 5.50 to 1.00; and

“Level IV Status” exists at any date if, at such date, the Leverage Ratio is greater than 5.50 to 1.00.

Status shall be determined and changed as of the 45th day following any Fiscal Quarter; provided that, until the 45th day following that Fiscal Quarter first ending after the Second Amendment Effective Date, the Status shall be at Level I Status. The Leverage Ratio shall be based upon the components of the calculation of the Leverage Ratio for the Rolling Period just ended or as of the end of such Rolling Period, as applicable.

(c) The pricing table in the definition of “Applicable Margin” in Section 1.01 of the Credit Agreement is deleted in its entirety and replaced with the following pricing table:

	BASE RATE ADVANCES	LETTERS OF CREDIT & LIBOR ADVANCES	UNUSED COMMITMENT FEE
Level I Status	.00%	.70%	.125%
Level II Status	.00%	.80%	.125%
Level III Status	.00%	1.00%	.125%
Level IV Status	.00%	1.50%	.125%

(d) Section 1.01 of the Credit Agreement is hereby amended to insert therein in proper alphabetical order the following new definitions:

“Second Amendment” means that certain Second Amendment to Amended and Restated Senior Unsecured Credit Agreement dated as of April 13, 2007 among the Borrower, the Banks party thereto and the Administrative Agent.

“Second Amendment Effective Date” means the date that each of the conditions precedent set forth in Section 4 to the Second Amendment have been satisfied.

(e) The definitions of “Preliminary Property Plan” and “Unsecured Interest Coverage Ratio” in Section 1.01 of the Credit Agreement are deleted in their entirety.

(f) The phrase “Four Hundred Million Dollars ($400,000,000)” in the first sentence of Section 1.06(a) of the Credit Agreement is deleted in its entirety and replaced with the phrase “Four Hundred Fifty Million Dollars ($450,000,000)”.

(g) Section 1.07 of the Credit Agreement is deleted in its entirety and replaced with the following new Section 1.07:

Section 1.07. Maturity Date Extension. The Borrower shall be entitled to extend the Maturity Date to April 13, 2012; provided that (i) no Default then exists, (ii) the Borrower gives the Administrative Agent at least ninety (90) days, but no more than one hundred twenty (120) days, written notice of such extension, and (iii) prior to such extension, the Borrower pays to the Administrative Agent for the ratable benefit of the Banks an extension fee equal to .10% of the Total Commitments that will exist as of the first day of the one (1) year extension. The Borrower’s delivery of written notice to extend shall be irrevocable, and the Administrative Agent shall promptly notify each Bank of any such notice. In connection with any such extension, the parties hereto shall execute any documents reasonably requested in connection with or to evidence such extension.

(h) Section 4.05 of the Credit Agreement is deleted in its entirety and replaced with the following new Section 4.05:

Section 4.05. Parent Stock. As of April 13, 2007, the entire authorized capital stock of the Parent consists (a) 100,000,000 shares of Parent Common Stock of which 40,104,127 shares of Parent Common Stock are duly and validly issued and outstanding, fully paid and nonassessable as of the Second Amendment Effective Date, and (b) 20,000,000 preferred shares of beneficial interest, $0.01 par value per share, of which, 11,770,000 shares in the aggregate of Series B, Series D, Series E and Series G of such preferred shares of beneficial interest are duly and validly issued and outstanding, fully paid and nonassessable as of the Second Amendment Effective Date and such preferred shares of beneficial interest provide no rights to any holder thereof that may cause a violation of Section 6.04(f). The issuance and sale of such Parent Common Stock and such preferred shares of beneficial interest of the Parent either (i) has been registered under applicable federal and state securities laws or (ii) was issued pursuant to an exemption therefrom. The Parent meets the requirements for taxation as a REIT under the Code. Following (a) approval by the Parent’s shareholders of an amendment to the Parent’s Amended and Restated Declaration of Trust increasing the number of authorized shares (the “Charter Amendment”) which such shareholder approval is expected at the Parent’s annual meeting of shareholders scheduled for April 19, 2007, including any adjournments or postponements thereof, and (b) the due execution of the Charter Amendment by the Parent’s executive officers and the filing of the Charter Amendment with and acceptance of the filing by State Department of Assessments and Taxation of Maryland, the entire authorized capital stock of the Parent shall consist of 200,000,000 shares of the Parent Common Stock and 40,000,000 shares of preferred shares of beneficial interest, $0.01 par value per share.

(i) Subsection (j) of Section 5.05 of the Credit Agreement is deleted in its entirety and replaced with the following new subsection (j):

(j) [Intentionally Deleted.]

(j) Subsection (n) of Section 5.05 of the Credit Agreement is deleted in its entirety and replaced with the following new subsection (n):

(n) [Intentionally Deleted.]

(k) Subsection (b) of the first sentence of Section 5.06 of the Credit Agreement is deleted in its entirety and replaced with the following new subsection (b):

(b) not remove, demolish or structurally alter, or permit or suffer the removal, demolition or structural alteration of, any of the Improvements except for the renovation or expansion of a Hotel Property which complies with the limitations set forth in this Agreement on the aggregate amount of renovations and expansions the Borrower, the Parent and their Subsidiaries are permitted at any one time,

(l) The phrase “Within ten (10) days” in the first sentence of Section 5.11 of the Credit Agreement is deleted in its entirety and replaced with the phrase “Within sixty (60) days”.

(m) Subsection (a) of Section 6.02 of the Credit Agreement is deleted in its entirety and replaced with the following new subsection (a):

(a) Unsecured Indebtedness;

(n) Subsection (a) of Section 6.04 of the Credit Agreement is deleted in its entirety and replaced with the following new subsection (a):

(a) provided no Default has occurred and is continuing or would result therefrom, the Parent may make cash payments to its shareholders with respect to the Parent Common Stock (including in connection with the repurchase of Stock or Stock Equivalents);

(o) Subsection (g) of Section 6.04 of the Credit Agreement is deleted in its entirety and replaced with the following new subsection (g):

(g) provided no Default has occurred and is continuing or would result therefrom, the Parent may repurchase Parent Common Stock.

(p) Section 7.03 of the Credit Agreement is deleted in its entirety and replaced with the following new Section 7.03:

Section 7.03. [Intentionally Deleted.]

(q) Section 7.05 of the Credit Agreement is deleted in its entirety and replaced with the following new Section 7.05:

Section 7.05. Limitations on Total Liabilities. The Parent shall not at any time permit the Leverage Ratio to be greater than 6.0 to 1.0.

(r) Section 7.06 of the Credit Agreement is deleted in its entirety and replaced with the following new Section 7.06:

Section 7.06. Limitations on Unsecured Indebtedness. The Parent shall not at any time on a Consolidated basis permit the ratio of (a) the Parent’s Unsecured Indebtedness to (b) the Unencumbered Asset Value to exceed .60 to 1.00.

(s) The following new Section 9.08 is added to the Credit Agreement immediately following Section 9.07 of the Credit Agreement:

Section 9.08. Designation of Additional Agents. LaSalle Bank National Association and Royal Bank of Scotland plc shall each be named as Co-Documentation Agents for this Agreement, but such Co-Documentation Agents shall have no right or duty to act as agent on behalf of the Banks in such capacity. The Administrative Agent shall have the continuing right, for purposes hereof, at any time and from time to time to designate one or more of the Banks (and/or its or their Affiliates) as “arrangers” or other designations for purposes hereto, but no such designation shall have any substantive effect, and no such Banks or their Affiliates shall have any additional powers, duties or responsibilities as a result thereof.

(t) The number “$400,000,000” in subsection (a) of the first sentence of Section 10.01 of the Credit Agreement is deleted in its entirety and replaced with the number “$450,000,000”.

(u) Section 10.02 of the Credit Agreement is amended by deleting the address “DLA Piper Rudnick Gary Cary US LLP, 4700 Six Forks, 2nd Floor, Raleigh, North Carolina 27609” in its entirety and replacing it with the following address: “DLA Piper US LLP, 4141 Parklake Avenue, Suite 300, Raleigh, North Carolina 27612”.

(v) Exhibit C to the Credit Agreement is deleted in its entirety and replaced with the Exhibit C attached hereto.

(w) Schedule 1.01(a) to the Credit Agreement is deleted in its entirety and replaced with the Schedule 1.01(a) attached hereto.

(x) Schedule 1.01(c) to the Credit Agreement is deleted in its entirety and replaced with the Schedule 1.01(c) attached hereto.

4. Effectiveness. This Amendment shall become effective on the date on which the all of the following conditions precedent have been satisfied:

(a) Borrower and Lenders shall have signed a counterpart hereof and shall have delivered the same to the other parties hereto.

(b) Each of the parties listed on Exhibit 1 attached hereto (each a “New Guarantor”) shall have executed and delivered to the Administrative Agent an Accession Agreement in the form of Annex 1 to Exhibit E to the Credit Agreement and there shall have been delivered to the Administrative Agent certified resolutions authorizing the execution and delivery of such Accession Agreement and an incumbency certificate for each New Guarantor (together with certified copies of its articles of incorporation (or equivalent document) and by-laws (or equivalent document)), and a good standing certificate for each New Guarantor in the state in which it is organized.

5. Counterparts. This Amendment may be executed in any number of counterparts and by the different parties hereto on separate counterparts, each of which when so executed and delivered shall be an original, but all of which shall together constitute one and the instrument.

6. Equalization of Outstanding Obligations. On the Second Amendment Effective Date, (i) all Loans and Letters of Credit outstanding under the Credit Agreement (before giving effect to this Amendment) shall remain outstanding as the initial Borrowing of Loans and Letters of Credit under the Credit Agreement (as amended hereby) and, (ii) the Banks each agree to make such purchases and sales of interests in the outstanding Loans and interests in outstanding Letters of Credit among themselves so that each Bank is then holding its Pro Rata Share of outstanding Loans and interests in Letters of Credit. Such purchases and sales shall be arranged through the Administrative Agent and each Bank hereby agrees to execute such further instruments and documents, if any, as the Administrative Agent may reasonably request in connection therewith.

7. Miscellaneous. This Amendment and obligations of the parties hereunder shall be governed by the internal laws (including, without, limitation, Section 5-1401 of the General Obligations Laws but otherwise without regard to the conflicts of laws provisions) of the State of New York. The Borrower agrees to pay on demand all costs and expenses of or incurred by the Administrative Agent in connection with the negotiation, preparation, execution and delivery of this Amendment, including the fees and expenses of counsel for the Administrative Agent. This Amendment shall be limited specifically as written herein. This Amendment shall not constitute a waiver of any Default or Event of Default. The Credit Agreement, as amended hereby, shall be and remain in full force and effect.

[SIGNATURE PAGES TO FOLLOW]

IN WITNESS WHEREOF, the parties hereto have caused their duly authorized officers to execute and deliver this Second Amendment to Amended and Restated Senior Unsecured Credit Agreement as of the date first set forth above.

“BORROWER”

LASALLE HOTEL OPERATING PARTNERSHIP, L.P.

By:	LaSalle Hotel Properties,
its general partner

By:	/s/ Hans Weger
Name:	Hans Weger
Title:	Chief Financial Officer

“LENDERS”

BANK OF MONTREAL, CHICAGO BRANCH, individually and as Administrative Agent

By:	/s/ Virginia Neale
Name:	Virginia Neale
Title:	Vice President

BANK OF AMERICA, N.A., individually and as Syndication Agent

By:	/s/ Roger C. Davis
Name:	Roger C. Davis
Title:	Senior Vice President

LASALLE BANK NATIONAL ASSOCIATION, individually and as Co-Documentation Agent

By:	/s/ Jeff Assenmacher
Name:	Jeff Assenmacher
Title:	Vice President

THE ROYAL BANK OF SCOTLAND PLC, individually and as Co-Documentation Agent

By:	/s/ Timothy J. McNaught
Name:	Timothy J. McNaught
Title:	Managing Director

WACHOVIA BANK, N.A.

By:	/s/ Cynthia A. Bean
Name:	Cynthia A. Bean
Title:	Vice President

WELLS FARGO BANK, N.A.

By:	/s/ Mark F. Monahan
Name:	Mark F. Monahan
Title:	Vice President

RAYMOND JAMES BANK, FSB

By:	/s/ Thomas G. Scott
Name:	Thomas G. Scott
Title:	Vice President

U.S. BANK NATIONAL ASSOCIATION

By:	/s/ Lori Y. Jensen
Name:	Lori Y. Jensen
Title:	Vice President

NATIONAL CITY CORPORATION

By:	/s/ Peter L. Westover
Name:	Peter L. Westover
Title:	Vice President